October 3, 2002


Mitchell Glass, M.D.
902 N. Broom Street
Wilmington, Delaware  19806

RE:  Separation and Consulting Agreement and General Release

Dear Mitchell:

This Agreement (the "Agreement") memorializes our understanding regarding your separation from, and subsequent consulting services with, AtheroGenics, Inc. (the "Company"). You and the Company agree to your resignation of your position as Senior Vice President for Strategic Drug Development, effective as of the end of business on August 21, 2002 (the "effective date of this Agreement"), and agree to the following conditions regarding your separation. You and the Company agree that you will serve for one year from the effective date of your resignation in a consulting capacity working on the duties outlined in the attached exhibit.

Prior to execution of this Separation and Consulting Agreement and General Release, you should consult with an attorney of your choice.

Although not obligated under any contracts, policies or agreements, the Company has offered to provide you with the following separation and consulting package in conjunction with your separation. Except as otherwise provided below, all your salary and benefits from the Company will cease on the effective date of the separation.

A. You will receive payment for consulting services in the total amount of $256,760 during the term of this Agreement. During the term of this consulting arrangement, you will be paid on a semi-monthly basis over a twelve-month period, with the payment for the consulting period from August 22, 2002 to the seventh day following your execution of this Agreement, less any amounts previously paid for such consulting services, to be mailed to you within two business days thereafter. You agree that as an independent contractor, the Company will withhold no applicable state and federal taxes, nor FICA or similar withholding. You will receive a Form 1099 for your consulting income.

B. You are eligible to continue your medical insurance coverage under COBRA. If you elect to do so, the Company will reimburse you for the applicable premiums paid by you (upon presentation to the Company of payment receipts therefor or other satisfactory evidence of payment) during and covering the term of your consulting arrangement with the Company under this Agreement up to August 21, 2003, in an amount not to exceed $570 per month. In addition, you have advised us that you wish to continue your long term disability insurance policy for which the Company has been paying the premiums (Contract No. 008337976; Insurance Company: Mass Mutual Life Insurance Co., registered in the name of Mitchell Glass). You have also advised us that you wish to pay the premiums for this policy directly. The Company, upon your execution of this Agreement, will direct its insurance broker to have forwarded to you all notices, including premium payment notices, at your address set forth above, and the Company will have no further responsibility under this policy. If you continue to pay premiums directly under this policy, then the Company will reimburse you for the applicable premiums paid by you (upon delivery to the Company of payment receipts therefor or other satisfactory evidence of payment) during and covering the term of your consulting arrangement with the Company under this Agreement up to August 21, 2003, in an amount not to exceed $443 per month. Notwithstanding the foregoing, to the extent the Company has previously paid monthly premiums for either such medical or disability policy for your benefit following the effective date of this Agreement and prior to your execution of this Agreement, then the Company will forward to you a Form 1099 reflecting these payments.

C. The Company will allow the vesting schedule for the stock options previously granted to you to continue during the term of your consulting arrangement. Pursuant to the terms of the AtheroGenics' 1997 Equity Ownership Plan and 2001 Equity Ownership Plan, you must exercise these options within 30 days following the termination of your consulting agreement, or they will expire. No options will vest following the termination of your consulting arrangement.

D. Please be advised that, per the Company's standard practice, any outstanding expenses owed by you to the Company, whether they are credit card expenses, travel advances, salary draws, etc., will be withheld from all monies due to you at the time of your separation or under this Agreement.

E. In the event that any prospective employer contacts the Company for employment information or for a recommendation, subject to your written request for broader disclosure, the Company will provide the prospective employer only with the dates of employment and nature of the position held by you with the Company.

F. Your loan from the Company, totaling $200,000 plus interest will be due and payable on or before October 11, 2002. This may be accomplished by a broker's cashless transaction, whereby the Company will use the appropriate number of collateralized shares to payoff the loan and return to you the remaining shares.

G. The Company knowingly and voluntarily agrees to waive and release you from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to your employment or termination of employment with the Company, with the exception of any claim of embezzlement, fraud, or other intentional misconduct against the Company which may be discovered after the execution of this Agreement.

In   consideration  for  the  severance  and  consulting  package outlined herein, you agree to the following:

     1. In exchange for the benefits and payments extended to you by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you knowingly and voluntarily agree to waive and release the Company and its officers, directors and employees from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to your employment or termination of employment with the Company including, but not limited to, (a) claims for compensation, wages, bonuses and benefits, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress, wrongful discharge, defamation, or any other tort or personal injury, or (b) claims arising under any municipal, state or federal statute, regulation or ordinance relating to employment or the foregoing, including but not limited to Title VII of the  Civil Rights Act of 1964, Equal Pay Act, 42 U.S.C.
            1981,  the Americans with Disabilities Act,  the  Age
          Discrimination  in  Employment  Act,  the  Family   and
          Medical Leave Act, and the Employee Retirement Income Security Act. You understand and agree that by signing this Agreement, you are giving up any right which you may have under federal law or the laws of any state or municipality to file, and are hereby covenanting not to file, complaints or lawsuits or to assert any claim against the Company or any of its officers, directors and employees with any court or administrative agency concerning any events related to your employment or termination of employment with the Company. This release extinguishes any potential claims of employment discrimination arising from your employment with and termination from the Company existing on the date of execution of this Agreement.

          You  acknowledge that you have had the  opportunity  to
          review this Agreement and to consult an advisor or attorney of your choice before signing this Agreement after you were given a copy of this Agreement. You further acknowledge that you understand this Agreement and entered into and signed this Agreement knowingly, voluntarily and with such consultation with such advisor or attorney as you deemed to be appropriate.

     2. Upon the effective date of your separation, August 21, 2002, you immediately ceased all employment activities and returned to the Company all of its records, correspondence and documents in your possession, except those that are necessary to perform your consulting arrangement. Following termination of your consulting arrangement, you will immediately return to the Company all of its records, correspondence and documents in your possession. The Company acknowledges that you are not obligated to return strictly personal files that do not contain Company property or confidential information now in your possession that were at one time stored at your offices. As of August 21, 2002, you also returned to the Company all property of the Company including, keys, corporate credit cards, air travel cards, laptop or other computers and other office equipment and supplies.

     3. The terms of this Agreement will be treated as confidential by you and will not be disclosed by you to anyone except your attorney, spouse (who previously has agreed in writing to hold confidentially information of the type described in this Agreement), accountant, tax advisor, or except as may be required by law or agreed to in writing by the Company. You agree to notify your attorney, spouse, accountant and tax advisor of the confidential nature of this Agreement.

     4. For a period of five years from the effective date of this Agreement, you agree to refrain from making any derogatory or disparaging statements to any person or entity regarding the Company, its management, its products or services. This provision shall not prohibit you from responding truthfully to a subpoena or an inquiry from a governmental agency or as otherwise required by law.

     5. At the Company's request, you will use all reasonable efforts to cooperate with the Company in any present or future claims or lawsuits involving the Company where you have knowledge of the underlying facts. For the time you spend working on any claims or lawsuits at the request of the Company after other payments under this Agreement cease, you will be reimbursed at the equivalent rate per hour at which you were being compensated by the Company immediately prior to your separation; provided however that if you are a named party in any claim or lawsuit, you will not be entitled to such compensation. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against the Company; provided, however, that nothing in this Agreement will be construed to prevent you from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings involving the Company.

     6. This Agreement shall not in any way be construed as an admission of liability by the Company or you or as an admission that the Company has acted wrongfully with respect to you. The Company specifically denies and disclaims any such liability or wrongful acts.

     7. This Agreement sets forth our entire agreement and fully supersedes any prior agreements or understandings between you and the Company, with exception of the AtheroGenics, Inc. Patent, Copyright and Nondisclosure Agreement dated December 18, 1997 previously executed by you, which remains in full force and effect. You acknowledge that in executing this Agreement you did not rely and have not relied on any representation or statement made by the Company or by any employee, agent or representative of the Company, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement. This Agreement shall be governed by Georgia law. In the event that any provision of this Agreement should be held to be unenforceable, void or voidable, all the remaining provisions hereof shall remain in full force and effect.

     8. This Agreement shall be binding on you and your heirs, representatives and assigns and shall inure to the benefit of the Company and its successors and assigns.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

You acknowledge you have had more than 21 days from your receipt of this letter within which to consider whether you should accept the terms of this letter. You also have seven (7) days from your execution of this Agreement to revoke this Agreement by delivering notice of your revocation to Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer at the Company's offices. Accordingly, the terms of this Agreement will not be effective until seven (7) days after your execution of this Agreement.

If this letter accurately reflects your understanding and agreement, please sign the original and copy and return the original to the Company. The copy is for your files. The signed original must be returned to me no later than October 3, 2002 or the offer will be considered withdrawn.


Sincerely,

ATHEROGENICS, INC.


/s/ Russell M. Medford
By:  Russell M. Medford, M.D., Ph.D.
Its: President and Chief Executive Officer

I  have  read  and  hereby agree to the foregoing  Agreement.   I
hereby accept and agree to all of the terms, conditions and provisions of the foregoing Agreement.

This 3rd day of October, 2002.




/s/ Mitchell Glass
Mitchell Glass, M.D.




A copy of this letter was originally given to Mitchell Glass, M.D. on August 15, 2002.

                                                  Exhibit

                     Consulting Arrangement


As an integral part of your Separation and Consulting Agreement and General Release, you have agreed to serve as an independent consultant to AtheroGenics, Inc. ("AGI") for one year, beginning August 22, 2002 and terminating on August 21, 2003. During this time, AGI expects you to be available to the President and Chief Executive Officer or his designees to provide continuity in the Company's preparation for and dealings with the FDA and other regulatory agencies and to provide drug development advice. You will be expected to spend up to and including 6 full work days per month to formally meet/consult with AGI's appointed representatives and perform services for AGI. This would include occasional meetings in Atlanta or elsewhere, and telephone conferences. AGI and you will mutually agree to this consulting schedule in advance.

AGI  will  reimburse  you  for reasonable  expenses  incurred  in
connection   with   carrying   out   your   consulting    duties.
Documentation for expenditures will be required consistent with the AGI expense reimbursement policy.

In connection with your consulting arrangement with AGI, you have agreed to comply with the post-employment related terms of the Patent, Copyright and Nondisclosure Agreement, signed on December 18, 1997, the terms of which are incorporated herein by reference.

Upon termination of this agreement, or at any time we so request, you agree to return all papers, records, and other documents, including those documents set forth in the attached Patent, Copyright and Nondisclosure Agreement, which AGI may furnish or make available to you.